UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g)

OF THE SECURITIES EXCHANGE ACT OF 1934

BREAD FINANCIAL HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	31-1429215
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3905 Loyalty Circle

Columbus,

Ohio 43219

(614) 729-4000

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Depositary Shares Each Representing a 1/40th Interest in a Share of 8.625% Non-Cumulative Perpetual Preferred Stock, Series A	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-291573

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of our 8.625% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series A Preferred Stock), of Bread Financial Holdings, Inc. (the “Registrant”). For a description of the Depositary Shares to be registered hereunder and the underlying Preferred Stock of the Registrant, reference is made to the information set forth under the headings “Description of Capital Stock” and “Description of Depositary Shares” in the Registrant’s Prospectus and under the headings “Description of the Series A Preferred Stock” and “Description of Depositary Shares” in the Registrant’s Prospectus Supplement, dated November 20, 2025, to the Prospectus, dated November 17, 2025, which constitutes a part of the Registrant’s Registration Statement on Form S-3 (File No. 333-291573), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Third Amended and Restated Certificate of Incorporation of Bread Financial Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by Bread Financial Holdings, Inc. on June 10, 2016).

4.2	Certificate of Amendment to Third Amended and Restated Certificate of Incorporation of Bread Financial Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Bread Financial Holdings, Inc. on March 24, 2022).

4.3	Sixth Amended and Restated Bylaws of Bread Financial Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by Bread Financial Holdings, Inc. on March 24, 2022).

4.4	Certificate of Designations of 8.625% Non-Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to the Current Report on Form 8-K of Bread Financial Holdings, Inc. (File No. 001-15749), as filed with the SEC on November 25, 2025).

4.5	Deposit Agreement, dated November 25, 2025, among Bread Financial Holdings, Inc., Computershare Inc. and Computershare Trust Company, N.A., jointly as Depositary, and the Holders from time to time of the Depositary Receipts described therein (incorporated by reference to the Current Report on Form 8-K of Bread Financial Holdings, Inc. (File No. 001-15749), as filed with the SEC on November 25, 2025).

4.6	Form of Depositary Receipt (incorporated by reference to the Current Report on Form 8-K of Bread Financial Holdings, Inc. (File No. 001-15749), as filed with the SEC on November 25, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 25, 2025

Bread Financial Holdings, Inc.

By:	/s/ Joseph L. Motes III
	Name:	Joseph L. Motes III
	Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary